Exhibit 99.1

RAMACO RESOURCES REPORTS

FIRST QUARTER 2026 RESULTS

LEXINGTON, KY., May 11, 2026 -- Ramaco Resources, Inc. (NASDAQ: METC, METCB, “Ramaco” or the “Company”) is a leading operator and developer of high-quality, low-cost metallurgical coal in Central Appalachia and is transitioning to develop an exploratory rare earth and critical minerals project in Wyoming. Today it reported financial results for the three months ended March 31, 2026 (the “Results”).

FIRST QUARTER 2026 HIGHLIGHTS

●	The Company had a quarterly net loss of $(18.3) million and Class A diluted EPS of $(0.30).

●	The Company had quarterly Adjusted EBITDA of $(1.8) million defined as adjusted earnings before interest, taxes, depreciation, amortization, equity-based compensation, and, when applicable, certain other non-operating and expense items that are non-recurring and not related to the underlying business performance, a non-GAAP measure (“Adjusted EBITDA”). See “Reconciliation of Non-GAAP Measures” below.

●	During the first quarter and through the close of business on May 8, 2026, the Company has purchased $37 million or 2.5 million shares of Class A common shares in the open market at an average price of $14.54 per share. Overall, these repurchases represent almost 5% of the Class A common shares. At current price levels, we believe share repurchases represent a prudent use of our capital.

●	The first quarter reflected liquidity of $488.8 million, an increase of more than 310% year over year. The Company’s balance sheet remains among the strongest in its history.

●	This financial strength has allowed the Company to optimize the transition into a dual platform critical minerals company with liquidity for both future growth of metallurgical coal production as well as advancement of our exploratory rare earths and critical minerals project in Wyoming. This year it has also provided the optionality to enhance shareholder value through opportunistic open market purchases of the Company’s Class A common stock.

●	The Company had quarterly non-GAAP cash mine cost per ton sold of $98 which was consistent with the first quarter of 2025. (See “Reconciliation of Non-GAAP Measures” below.) The Company’s cash costs continue to remain in the first quartile of the U.S. metallurgical coal cost curve.

●	First quarter 2026 cash margins of $16 per ton declined from first quarter 2025 margins of $24 per ton due to the $20 per ton decline in U.S. high-vol indices over that same period. We view current high-vol price indices as unsustainable, as the majority of global high-vol mines remain unprofitable on a sustainable cost basis.

●	We anticipate upward movement in U.S. coal pricing in the second half of 2026, caused by anticipated higher cost domestic high-vol supply contraction, coupled with Australian benchmark pricing having risen $50 per ton in the first quarter of 2026 versus the first quarter of 2025.

MARKET COMMENTARY / 2026 OUTLOOK

Rare Earths and Critical Minerals:

●	The Company anticipates receipt in late June of a revised conceptual study being prepared by the engineering firm of Hatch Ltd. (“Hatch”). It will be followed soon thereafter with a Technical Report Summary (“TRS”) for the Initial Assessment of the Brook Mine project from Weir International (“Weir”). Both the Hatch study and

Weir TRS are being prepared utilizing the carbochlorination process for recovery of critical minerals. This technique is currently used extensively in the titanium dioxide industry.

●	Internal projections continue to estimate that this flowsheet process should generate materially increased incremental revenue and free cash flow when compared to our previously published projections in the Fluor study prepared in July 2025 which utilized a hydrometallurgical extraction process with a solvent extraction refining technique.

●	We continue discussions regarding both potential critical mineral product offtake transactions and non-dilutive third-party project financing involving public and private sectors both domestically and overseas.

●	The pilot plant’s building structure is now being constructed in Wyoming with anticipated completion this summer. Design and construction of the interior equipment and testing facilities being fabricated at the Zeton, Inc. facility in Canada will begin in the Fall and full-scale pilot operations should commence in 2027.

Metallurgical Coal Sales, Marketing and Growth Projects:

●	Sales commitments for 2026 currently total 3.5 million tons as of April 30. This sales level equates to 90% of 2026 production guidance at the midpoint of 3.9 million tons.

●	1.1 million tons at an average realized fixed price of $138 per ton are committed to North American customers. An additional 1.0 million tons at an average fixed price of $107 per ton are committed to seaborne customers. In total, 2.1 million tons are committed at an average fixed price of $124 per ton. An additional 1.4 million export tons are committed to seaborne customers at index-linked pricing.

●	While U.S. high-vol indices rose 6% on average in the first quarter of 2026 versus the fourth quarter of 2025, our average realized pricing as a whole fell $2 per ton or 2% sequentially. This first quarter decline was due to a combination of lower fixed priced annual domestic business in 2026 versus 2025, as well as lower netback realizations on export sales into Asia caused by increased freight rates due to the Iranian conflict.

●	In the short to medium term, we see stronger current demand for low-vol products as compared to high-vol. U.S. low-vol indices were up 6% year-on-year in the first quarter, whereas U.S. high-vol prices were down 12% over the same period.

●	To meet this demand our recently announced low-vol growth projects remain on track and on budget. Specifically, at our Berwind complex we have restarted our Laurel Fork Mine and will be adding a 3rd section at the main Berwind Mine this summer. At full production, these projects are expected to add approximately 100,000-200,000 tons in 2026 and 500,000 tons of metallurgical coal production in 2027.

●	Similarly, we continue construction of a new rail loadout at our low-vol Maben complex with completion expected before year-end. This loadout is anticipated to save roughly $20 per ton on current trucking costs at this complex. It will also facilitate development of future deep mining should the Company elect to initiate mine expansion at this complex. At full production the Maben deep mine could provide approximately 1.5 million tons of additional low-vol coal production.

Metallurgical Coal Guidance:

●	The Company reiterates all previous key operational guidance across the board for full-year 2026.

●	For the second quarter of 2026, we anticipate coal shipments of between 900,000 – 1,000,000 tons, with an ability to increase this figure depending on market conditions. We expect cash costs towards the higher end of the full-year range for the second quarter on the back of elevated fuel costs due to the Iranian conflict.

MANAGEMENT COMMENTARY

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “Through our previously announced $100 million stock buyback program thus far this year we have repurchased $37 million of Class A common stock at an average price of $14.54 per share. This constitutes approximately 5% of our outstanding shares. We will continue to review our share repurchase options as the markets dictate.

Over the past 9 months, we raised more than $500 million in equity and zero coupon unsecured convertible notes at prices of $18.75 per share on the equity raise and $24.25 per share on the convertible notes, both above the average price of our recent repurchase program.

Our current share price level on a forward basis is in line with our metallurgical coal peers based on consensus estimates. As a result, we see that the market is placing limited share value on our potential rare earth elements and other critical minerals opportunity. Given our more positive internal view, we felt a prudent use of cash was to initiate execution on our authorized share repurchase plan in the first quarter.

We will continue to evaluate the best use of cash on the balance sheet. I would note that we ended the first quarter with almost $490 million in liquidity, up more than 310% year-over-year. At these levels, our strong balance sheet affords us the optionality to invest in a number of areas including share repurchases, advancement of our exploratory Brook Mine project and low-vol met coal growth.

Regarding the metallurgical coal business, this was the third consecutive quarter of cash cost per ton sold under $100, a unique accomplishment among our met coal peers. This was accomplished without wage or benefit cuts, and despite rising diesel prices since the start of the year.

The Iranian conflict has impacted our business in several direct and indirect aspects. Diesel fuel prices for mine operations in the first quarter increased by roughly 23% over last year. Similarly, we have seen netbacks on Asian sales decline based on freight charge increases brought on by higher fuel costs.

On met coal sales we have solidly started 2026 with 3.5 million tons contracted as of April 30. This sales level equates to 90% at the midpoint of 2026 production guidance of 3.9 million tons. 1.1 million tons are committed at an average realized fixed price of $138 per ton to North American customers and an additional 1.0 million tons are committed at an average fixed price of $107 per ton to seaborne customers. Another 1.4 million tons are committed to export sales at floating index-based pricing.

Despite strong operational performance, both met coal pricing and realizations remain challenged, especially on the high-vol side. Current first quarter cash margins of $16 per ton declined from $24 per ton for same quarter in 2025. This was largely due to the $20 per ton, or 12% decline in U.S. high-vol indices over that same period. High-vol prices rose modestly in this first quarter versus the fourth quarter of 2025, however we still view current high-vol indices as unsustainably weak.

At these levels, almost all global high-vol mines remain unprofitable on a sustaining cost basis. This year that dynamic has caused many key operations throughout both the U.S. and internationally to either file for bankruptcy, idle production, or engage in outright sales processes. All of this is likely to result in further supply contraction as the year progresses.

Based on this supply dynamic alone we anticipate metallurgical prices will rise in the second half of 2026. Further, with Australian benchmark pricing now up $50 per ton in the first quarter of 2026 versus the first quarter of 2025, we view the current gap as unsustainable between Australian and U.S. met coal quoted index pricing.

Our recently announced low-vol growth projects are proceeding on both anticipated timing and projected spend. Last quarter we restarted our Laurel Fork Mine and this summer we will add a 3rd section to our Berwind Mine. At full production, these projects are expected to add 100,000-200,000 tons in 2026 and 500,000 tons of coal production in 2027. In addition, at our low-vol Maben complex the construction of the new rail loadout is expected to be complete before year-end. This loadout is anticipated to currently save roughly $20 per ton on trucking costs and provide optionality for future deep mine production growth at this mine.

On the rare earth elements and critical minerals front, we expect the second half of 2026 will see significant advancement on a number of fronts. The revised conceptual study from Hatch is expected in June, followed soon thereafter by a geological Technical Report Summary from Weir, both analyzing the Initial Assessment of the carbochlorination processing flowsheet technique. Based on internal projections we estimate that this process should materially increase previous estimates of incremental revenue and free cash flow.

We are now in advanced stages regarding potential domestic and international offtake transactions and non-dilutive third-party project financing. Specifics will be disclosed when transactions are complete. Timing on our pilot plant construction remains as projected with pilot operations expected to begin in early 2027.

We are advancing our reorganization efforts outlined in our last Earnings release earlier this year. We expect to detail more on this in our remarks tomorrow in connection with this quarter’s release.”

 Key operational and financial metrics are presented below (unaudited):

Key Metrics
	1Q26	4Q25	Chg.	1Q25	Chg.
Total Tons Sold ('000)	892	938	(5)%	946	(6)%
Total Tons Produced ('000)	951	892	7%	989	(4)%
Liquidity ($mm)	$488.8	$521.0	(6)%	$118.4	313%
Revenue ($mm)	$121.6	$128.0	(5)%	$134.7	(10)%
Cost of Sales ($mm)	$108.5	$103.2	5%	$114.1	(5)%
Non-GAAP Revenue of Tons Sold ($/Ton) (a)	$114	$116	(2)%	$122	(7)%
Non-GAAP Cash Cost of Sales ($/Ton) (a)	$98	$92	7%	$98	0%
Non-GAAP Cash Margins on Tons Sold ($/Ton) (a)	$16	$24	(33)%	$24	(33)%
Net Income (Loss) ($mm)	$(18.3)	$(14.7)	(25)%	$(9.5)	(94)%
Diluted EPS - Class A Common Stock	$(0.30)	$(0.26)	(15)%	$(0.19)	(58)%
Diluted EPS - Class B Common Stock	$(0.15)	$(0.07)	(114)%	$(0.20)	25%
Adjusted EBITDA ($mm) (a)	$(1.8)	$8.9	(120)%	$9.8	(118)%
Cash Capex ($mm)	$17.1	$12.2	40%	$20.3	(16)%
(1)	See “Reconciliation of Non-GAAP Measures.” Differences may occur due to rounding.

FIRST QUARTER 2026 PERFORMANCE

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the first quarter of 2026, unless specified otherwise.

Quarterly Year 2026 over 2025 Year Comparison

Quarterly overall coal production in the first quarter of 2026 of 951,000 tons was down 4% from the same period of 2025. The Elk Creek complex produced 717,000 tons, up 4% from last year. The Berwind, Knox Creek, and Maben complexes had production of 234,000 tons in the quarter, which was down 22% from the same period last year. The decline was largely due to the previously announced idling of higher cost metallurgical coal production precipitated by weak market conditions.

U.S. high-vol metallurgical coal indices fell almost 12% versus the first quarter of 2025. As a result, quarterly pricing was $114 per ton, or 7% lower compared to $122 per ton in the first quarter of 2025.

Cash costs were $98 per ton sold, excluding transportation costs and idle mine costs, consistent with the same period in 2025.

Resultant cash margins were $16 per ton during the first quarter, down from $24 per ton or 33% from the same period of 2025. This was based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

Quarterly 2026 Sequential Comparison

First quarter of 2026 production of 951,000 tons was up 7% from the fourth quarter of 2025. The increase was moderated due to both continued production discipline in the current challenging market environment, coupled with the fourth quarter being impacted by two weeks of vacation.

First quarter of 2026 sales of 892,000 tons were down 5% from the fourth quarter of 2025. First quarter sales were in line with our guidance, but were impacted by weather creating negative transportation issues, which were resolved by mid-March. Sales activity continues to run at normal cadence so far in the second quarter of 2026.

Realized first quarter pricing of $114 per ton was down 2% from $116 per ton in the fourth quarter of 2025. This slight decline was primarily due to lower priced annual domestic business in 2026 versus 2025 with average U.S. high-vol index pricing dropping by 12% year-on-year in the first quarter of 2026. Netback price realizations were also impacted by both significantly higher amounts of export sales into Asia in the first quarter of 2026, and freight rates which increased due to higher fuel pricing caused by the Iranian conflict.

Quarterly cash costs of $98 per ton were up $6 per ton or 7% compared to $92 per ton in the fourth quarter of 2025. The increase in cash costs was again largely due to higher diesel prices. Quarterly cash margins were $16 per ton, compared to $24 per ton last quarter, due mainly to the increased cash cost per ton. These figures are based on non-GAAP revenue (FOB mine) and non-GAAP cash cost of sales (FOB mine).

BALANCE SHEET AND LIQUIDITY

As of March 31, 2026, the Company had liquidity of $488.8 million, consisting of approximately $355.2 million of cash and $133.6 million of borrowing availability under our revolving credit facility. Liquidity was up over 310% compared to the same period of 2025.

Quarterly capital expenditures totaled $17.1 million, down 16% compared to $20.3 million in the same period of 2025. This compared to $12.2 million for the fourth quarter of 2025.

For the first quarter of 2026, the Company recognized income tax benefit of $5.8 million, which was an approximate 19% effective tax benefit rate, excluding the impact of discrete items.

The following summarizes key sales, production and financial metrics for the periods noted (unaudited):

	Three months ended
	March 31,	December 31,	March 31,
In thousands, except per ton amounts	2026	2025	2025

Sales Volume (tons)	892	938	946

Company Production (tons)
Elk Creek Mining Complex	717	697	687
Berwind Mining Complex (includes Knox Creek and Maben)	234	195	302
Total	951	892	989

Per Ton Financial Metrics (a)
Average revenue per ton	$114	$116	$122
Average cash costs of coal sold	98	92	98
Average cash margin per ton	$16	$24	$24

Cash Capital Expenditures	$17,100	$12,195	$20,312

(a)	Metrics are defined and reconciled under “Reconciliation of Non-GAAP Measures.”

Class B Dividend

Relating to its Class B common shares, the Board of Directors (the “Board”) declared a stock dividend of $0.1369 per share of Class B common stock for the second quarter of fiscal year 2026 to shareholders of record as of the close of Nasdaq on June 12, 2026 (the “Record Date”).

The dividends will be paid in Class B common stock and issued on June 26, 2026 (the “Payment Date”) whereby holders will receive new shares of Class B common stock determined by dividing $0.1369 by the closing transaction price of the Class B common stock on June 12, 2026.

No fractional shares will be issued in connection with the above-described stock dividend. In lieu of the issuance of fractional shares, the Company will pay in cash on the Payment Date the fair value of the fractions of a share issuable, determined as of the close of Nasdaq on the Record Date and based upon the closing transaction price per share of the Class B common stock reported by Nasdaq on that date.

FINANCIAL GUIDANCE

(In thousands, except per ton amounts and percentages)

	Full-Year	Full-Year
	2026 Guidance	2025

Company Production (tons)	3,700 - 4,100	3,826

Sales (tons) (a)	4,100 - 4,500	3,834

Cash Costs Per Ton Sold (b)	$95 - 100	$98

Other
Capital Expenditures (c)	$85,000 - 90,000	$64,282
Selling, general and administrative expense (d)	$67,000 - 72,000	$69,363
Depreciation, depletion, and amortization expense	$75,000 - 80,000	$68,155
Interest expense, net	$1,000 - 2,000	$7,804
Effective tax rate (e)	20 - 25%	17%
Idle Mine and Other Costs	$2,000 - 3,000	$3,059

(a)	Includes purchased coal.
(b)	Excludes transportation costs and idle mine costs.
(c)	Excludes capitalized interest.
(d)	Includes stock-based compensation.
(e)	Normalized to exclude discrete items.

Committed 2026 Sales Volume(a)

(In millions, except per ton amounts) (unaudited)

	2026
	Volume (Tons)	Average Price/Ton
North America, fixed priced	1.1	$138
Seaborne, fixed priced	1.0	107
Total, fixed priced	2.1	$124
Index priced	1.4
Total committed tons	3.5

(a)	Amounts as of April 30, 2026 include purchased coal. Totals may not add due to rounding. Includes impact from demurrage and other logistics and related fees.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and exploring a coal, rare earth and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

FIRST QUARTER 2026 CONFERENCE CALL

Ramaco Resources will hold its quarterly conference call and webcast at 10:00 AM Eastern Time (ET) on Tuesday, May 12, 2026. An accompanying slide deck will be available at https://www.ramacoresources.com/investors/investor-presentations/ immediately before the conference call.

To participate in the live teleconference on May 12, 2026:

Domestic Live: (833) 890-6680

International Live: (412) 564-6129

Conference ID: Ramaco Resources First Quarter 2026 Results

Web link: Click Here

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements related to future production volumes and sales, anticipated capital expenditures, expected demand for metallurgical coal, the development and commercialization of the Brook Mine rare earth and critical mineral project, projected operating costs and margins, and the Company’s financial guidance and outlook. These forward-looking statements represent Ramaco Resources' expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources' control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

These factors include, without limitation, unexpected delays in our current mine development activities, the ability to successfully increase production at our existing met coal complexes in accordance with the Company's growth initiatives, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the impact of tariffs imposed by the United States and foreign governments, the further decline of demand for coal in export markets and underperformance of the railroads, the Company's ability to successfully develop the exploratory Brook Mine rare earth and critical mineral project, including whether the Company's exploration target and estimates for such mine are realized, the timing of the initial production of rare earth concentrates, the development of a pilot and ultimately a full scale commercial processing facility. Mineral resources are not mineral reserves and do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. There is no certainty that any part of the inferred mineral resources estimated at Brook Mine will be converted into higher confidence mineral resources and eventually mineral reserves in the future. Rare earth and critical minerals are a new initiative for us and, as such, has required and will continue to require us to make significant investments to build out our rare earth and other critical mineral capabilities.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources' filings with the Securities and Exchange Commission ("SEC"), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources' SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts	2026	2025

Revenue	$121,613	$134,656

Costs and expenses
Cost of sales (exclusive of items shown separately below)	108,514	114,132
Asset retirement obligations accretion	506	402
Depreciation, depletion, and amortization	16,613	17,542
Selling, general, and administrative	20,285	14,602
Total costs and expenses	145,918	146,678

Operating (loss) income	(24,305)	(12,022)

Other income (expense), net	485	505
Interest expense, net	(334)	(2,230)
(Loss) income before tax	(24,154)	(13,747)
Income tax (benefit) expense	(5,835)	(4,290)
Net (loss) income	$(18,319)	$(9,457)

Earnings per common share
Basic - Class A	$(0.30)	$(0.19)
Basic - Class B	$(0.15)	$(0.20)

Diluted - Class A	$(0.30)	$(0.19)
Diluted - Class B	$(0.15)	$(0.20)

Ramaco Resources, Inc.

Unaudited Consolidated Balance Sheets

In thousands, except per-share amounts	March 31, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$355,205	$440,347
Accounts receivable	66,335	54,354
Inventories	105,546	87,155
Prepaid expenses and other	15,616	15,750
Total current assets	542,702	597,606
Property, plant, and equipment, net	517,090	511,943
Financing lease right-of-use assets, net	14,998	15,763
Advanced coal royalties	6,260	5,815
Other	10,538	9,442
Total Assets	$1,091,588	$1,140,569

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$57,004	$41,600
Accrued liabilities	43,487	54,724
Current portion of asset retirement obligations	997	1,797
Current portion of long-term debt	6	56
Current portion of financing lease obligations	7,625	7,281
Insurance financing liability	2,121	4,042
Total current liabilities	111,240	109,500
Asset retirement obligations, net	34,270	33,122
Long-term financing lease obligations, net	9,137	10,184
Long-term debt, net	452,063	451,361
Deferred tax liability, net	38,469	44,309
Other long-term liabilities	9,405	8,527
Total liabilities	654,584	657,003

Commitments and contingencies

Stockholders' Equity
Class A common stock, $0.01 par value	458	445
Class B common stock, $0.01 par value	110	106
Additional paid-in capital	470,099	483,326
Treasury stock	(15,031)	—
Retained earnings	(18,632)	(311)
Total stockholders' equity	437,004	483,566
Total Liabilities and Stockholders' Equity	$1,091,588	$1,140,569

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Three months ended March 31,
In thousands	2026	2025
Cash flows from (used in) operating activities:
Net income (loss)	$(18,319)	$(9,457)
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	506	402
Depreciation, depletion, and amortization	16,613	17,542
Amortization of debt issuance costs	924	353
Stock-based compensation	4,908	3,361
(Gain)/loss on disposal of assets	(448)	—
Deferred income taxes	(5,840)	(4,668)
Changes in operating assets and liabilities:
Accounts receivable	(11,981)	21,460
Prepaid expenses and other current assets	297	5,429
Inventories	(18,391)	(12,765)
Other assets and liabilities	(673)	(1,253)
Accounts payable	12,896	9,809
Accrued liabilities	(15,096)	(4,174)
Net cash from (used in) operating activities	(34,604)	26,039

Cash flows from (used in) investing activities:
Capital expenditures	(17,495)	(20,313)
Capitalized interest	(327)	(527)
Other	805	(1,416)
Net cash used in investing activities	(17,017)	(22,256)

Cash flows from (used in) financing activities:
Proceeds from borrowings	—	19,000
Repayment of borrowings	(50)	(3,110)
Purchase of treasury shares	(11,929)	—
Payment of dividends	—	(2,476)
Repayments of insurance financing	(1,921)	(1,937)
Repayments of equipment finance leases	(1,741)	(2,056)
Payment of debt issuance costs	(265)	(67)
Shares surrendered for withholding taxes payable	(17,616)	(2,680)
Net cash from (used in) financing activities	(33,522)	6,674

Net change in cash and cash equivalents and restricted cash	(85,143)	10,457
Cash and cash equivalents and restricted cash, beginning of period	441,168	33,823
Cash and cash equivalents and restricted cash, end of period	356,025	44,280

Cash and cash equivalents	355,205	43,466
Restricted cash	820	814
Total cash, cash equivalents and restricted cash	356,025	44,280

Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies. We believe Adjusted EBITDA is useful because it allows us to evaluate our operating performance more effectively.

We define Adjusted EBITDA as net income plus net interest expense; equity-based compensation; depreciation, depletion, and amortization expenses; income taxes; accretion of asset retirement obligations; and, when applicable, certain other non-operating and expense items that are non-recurring and not related to the underlying business performance. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as a substitute for GAAP measures of performance and may not be comparable to similarly titled measures presented by other companies.

	Q1	Q4	Q1
(In thousands)	2026	2025	2025

Reconciliation of Net Income to Adjusted EBITDA
Net (loss) income	$(18,319)	$(14,705)	$(9,457)
Depreciation, depletion, and amortization	16,613	16,484	17,542
Interest expense, net	334	506	2,230
Income tax (benefit) expense	(5,835)	(1,076)	(4,290)
EBITDA	(7,207)	1,209	6,025
Stock-based compensation	4,908	4,726	3,361
Other expense (a)	—	2,500	—
Accretion of asset retirement obligation	506	461	402
Adjusted EBITDA	$(1,793)	$8,896	$9,788

(a)	Represents non-recurring expenses incurred in connection with the structuring of a strategic critical minerals terminal.

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs including demurrage costs, divided by tons sold. Non-GAAP cash cost per ton sold (FOB mine) is calculated as cash cost of coal sales less transportation costs and idle and other costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton (FOB mine) provide useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial performance. Revenue per ton sold (FOB mine) and cash cost per ton sold (FOB mine) are not measures of financial performance in accordance with GAAP and therefore should not be considered as a substitute for revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton (unaudited)

	Q1	Q4	Q1
(In thousands, except per ton amounts)	2026	2025	2025
Metallurgical Coal Segment
Revenue	$121,613	$128,007	$134,656
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation	20,202	19,290	19,042
Non-GAAP revenue (FOB mine)	$101,411	$108,717	$115,614
Tons sold	892	938	946
Non-GAAP revenue per ton sold (FOB mine)	$114	$116	$122

Non-GAAP cash cost per ton (unaudited)

	Q1	Q4	Q1
(In thousands, except per ton amounts)	2026	2025	2025
Metallurgical Coal Segment
Cost of sales	$108,514	$107,063	$112,220
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	19,967	19,290	18,998
Idle and other costs	1,367	1,331	459
Non-GAAP cash cost of sales	$87,180	$86,442	$92,763
Tons sold	892	938	946
Non-GAAP cash cost per ton sold (FOB mine)	$98	$92	$98

Non-GAAP cash margins on tons sold	$16	$24	$24

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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